Gold Banc                                                          Press Release

Contact:   Rick J. Tremblay            Sherman Titens
           Chief Financial Officer     Sr. Vice President
           913.451.8050                Director of Marketing
           ricktremblay@goldbanc.com   913.323.7741
                                       shermantitens@goldbanc.com
                                                                www.goldbank.com


For Immediate ReleasE


            GOLD BANC SIGNS AGREEMENT TO SELL FIVE OKLAHOMA BRANCHES

   Leawood, Kansas - 01/18/05 (NASDAQ: GLDB) - Gold Banc announced today the signing of a definitive agreement for the sale of five Gold Bank branches located in Oklahoma City, El Reno, Kingfisher, Hennessey, and Enid.

   The purchaser is Olney Bancshares of Texas, Inc. an eight bank, $500 million holding company currently serving fourteen communities in Texas. The sale, which will be finalized upon receipt of regulatory approval, includes combined deposits of approximately $349 million and combined total loans of approximately $343 million. Mike Sterkel, Community Bank President of Gold's Oklahoma City bank is expected to be CEO of Olney's to-be-chartered Oklahoma state bank. Management and staff are expected to remain in place in all five branches.

   Gold Bank will continue to operate its three banking locations in Tulsa as a part of its 32 location $4.0 billion dollar banking and wealth management operations in Oklahoma, Kansas, Missouri and Florida. Gold Banc will receive a $34 million fixed premium for the sale, and will retain approximately $39.1 million of equity and $4.3 million of unallocated allowance for loan losses previously assigned to sold branches. As a result of the sale, Gold Banc will:
        o shrink its balance sheet by approximately $361.7 million (8.5%);
        o free up approximately $39.1 million of equity;
        o free up approximately $4.3 million of allowance for loan loss;
        o add approximately $21.8 million of new equity (premium net of taxes) and;
        o establish a franchise with nearly 70% of its deposits in counties with superior demographics to the United States as a whole and with nearly 25% of its deposits in Florida and 55% in Metropolitan Kansas City
         (45% in Johnson County, KS).

   "This transaction provides Gold with the capital necessary to support growth in four key metro markets (Kansas City, Tulsa, Tampa and Sarasota/Bradenton) with excellent historical and projected population growth rates and demographics," said Mick Aslin, Chief Executive Officer of Gold Banc.

   "The transaction will result in improving Gold's tangible equity to assets ratio from 5.42% to 6.45%, which is better than peer, and will provide the financial strength to take advantage of opportunities including de novo expansion, and in-market accretive acquisitions," Aslin concluded.

   "This is an exciting opportunity for me personally and professionally," said Ross McKnight, the majority owner and Chairman of Olney Bancshares of Texas, Inc. Mr. McKnight is an Oklahoma State University graduate who is completing a two-year term as Chairman of the OSU Foundation. "I have known and respected Mike Sterkel for many years and consider this acquisition a unique opportunity for Olney to diversify into commercial, metropolitan, and agricultural markets with tremendous growth opportunities," continued McKnight. "We view this transaction as a win for Olney, Gold, our associates and the customers and communities we serve," said Sterkel.

   Earnings per share for 2005, prior to recording the gain from this sale, may be negatively impacted by $.02 to $.05 depending on the timing of completion of the transaction and Gold's ability to redeploy the proceeds. Earlier earnings guidance for 2005 was for earnings per share of $.93 to $.97 per share.

   About Gold Banc
   Gold Bank is the banking subsidiary of Gold Banc Corporation, Inc., a financial holding company headquartered in Leawood, Kansas with over $4.3 billion in assets. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 37 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.

   Forward-Looking Statements
   This release contains forward-looking statements as described by the Private Securities Litigation Reform Act of 1995. These forward-looking statements pertain to present or future trends affecting the banking industry and the operations, policies, markets


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   and practices of Gold Banc. Actual results could differ materially from those projected, and Gold Banc has no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.